Exhibit 10.2

ASSET PURCHASE AGREEMENT
between
LUX DIGITAL PICTUTES INC.
(a Wyoming corporation)
and
RTV MEDIA CORP.,
(a Nevada corporation)

          THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated June 1, 2008, between RTV Media Corp(“ Seller ” herein), a Nevada corporation, and Lux Digital Pictures Inc., a Nevada corporation, (“Buyer” herein), is made with reference to the following provisions, and shall be effective upon payment of the Purchase Price and execution of this Agreement.

          RECITALS

          A. The Seller owns certain “radio media” on the Sports Byline USA radio network (“Network”) that it acquired under a “Settlement Agreement and Release” agreement dated June 28, 2006 by and between Seller and Network (“Media Agreement”), attached hereto as Schedule “A” and made a part hereof, under which Seller received substantial advertising inventory on the Network (“Assets”).

          B. The Buyer desires to acquire the Assets and assume all of Seller’s right, title and interest in and to the Assets and Seller agrees to accept shares of common stock in the Buyer as full consideration for the Assets.

          C. The Buyer and Seller agree that upon execution of the document and payment of the Purchase Price, title to the Assets shall immediately pass to Buyer and Buyer shall have complete use, control and benefit of the Assets.

          AGREEMENT

          NOW, THEREFORE, in consideration of the mutual agreements, warranties and representations contained in this Agreement, the parties hereby agree as follows.

          Incorporation of Recitals

          The recitals and prefatory phrases and paragraphs set forth above are hereby incorporated in full and made part of this Agreement.

          ASSET PURCHASE AND CONSIDERATION

          1. Assets. Seller agrees to sell and transfer, and Buyer agrees to purchase the Assets free and clear of all liens, claims and encumbrances, except for any limitations contained in the Media Agreement and except for the minority portion of the Assets used by Seller in January 2008 and disclosed to Seller.

          4. Assignment of Rights. Seller will assign and Buyer will accept and assume all of Seller’s rights, title and interest in and to the Assets and the Media Agreement.

          5. Purchase Price. The purchase price for the Assets shall be the issuance by Buyer to Seller of 5,000,000 shares of Buyer’s common stock (“Shares”).

          6. Execution and Closing. The consummation of the transaction contemplated by this Agreement shall occur immediately upon the execution of this Agreement and the receipt of Seller of the Shares at which time Buyer shall be delivered all required materials in connection with the conveyance of the Assets and at which time Buyer shall assume full control of the Assets.

          After execution of this Agreement, Seller will provide, at its own expense, full delivery to Buyer of any and all materials, elements, agreements and physical properties and materials that may be required herein for Buyer to effectively and efficiently assume all right, title and benefits of the acquired Assets. Unless agreed to otherwise, by both parties in writing, the Seller shall provide assignments, such bills of sale and instruments of transfer and conveyance as shall be reasonably be required by Buyer for the transfer to Buyer of all right, title and interest of Seller in and to the Assets. Each party shall also deliver to each other such officer certificates and other instruments as the other party shall reasonably request, after the closing, as may be reasonably required.

           ASSET LIABILITY, BUYERS REPRESENTATIONS AND ISSUANCE OF SHARES

          7. Asset Liability. Buyer shall not assume or be responsible for any liabilities or obligations of Seller, except for those assumed obligations described herein, including without limitation, any liabilities which Seller was obligated to satisfy prior to execution Date, or for any tax liability of the Seller . Buyer shall take all Assets transferred by this Agreement free of any liens, claims, and encumbrances existing or claimed to exist on the Assets.

          8. Buyers Representations. The Seller acknowledges and agrees that the Shares being issued to Seller hereunder, as the Purchase Price, are being issued by the Buyers as a private Company and there shall be no tradable exchange for the Shares unless and until Buyer makes successful filings with the SEC and FINRA to allow Buyers common stock to be traded in the public market. Seller further acknowledges that it understands that it is the Buyers intent to make such filings but that Buyer has no obligation, whatsoever, to Seller to make any such filings and shall do so only in its sole discretion and judgment. In the event that Buyer eventually becomes a publicly traded Company Seller acknowledges that the Shares issued to Seller hereunder will be issued in accordance with rule 144 of the Securities Act and, as such, Seller further acknowledges and agrees that all Shares issue hereunder will be “restricted securities” within the meaning of the Securities Act.

          9. Issuance of Shares. The Seller acknowledges that the Buyer has not agreed and has no obligation to register the resale of the Shares under the Securities Act. Seller acknowledges and agrees that any and all certificates representing the Shares, to be issued hereunder, may be endorsed with restrictive legends. Seller acknowledges that it has been afforded access to information about Buyers financial condition and that Seller represents that it is sophisticated and experienced in financial matters and that the Shares being issued hereunder are for Seller’s own account and that the issuance of the Shares have not been reviewed by the SEC or any securities regulatory authorities.

          OTHER REPRESENTATIONS OF THE SELLER’S AND BUYER

          10. Other Representations of the Seller. Seller hereby represents and warrants to Buyer as follows:

          (a) Title to the Purchase Assets. Seller is the lawful owner and has good and marketable title to all of the Assets and hereby grants indemnification unto Buyer and its successors and assigns against claims of any third parties. Seller is a duly authorized corporation under the laws of the State of Nevada, validly existing and in good standing. This Agreement has been duly authorized by the Board of Directors of Seller and constitutes the binding and enforceable obligation of Seller. Seller has authority to sell and transfer the Assets, which are free and clear from any liens or encumbrances. Additionally, Seller has received all consents regarding the acquisition from any entities whose consents are necessary, including but not limited to, any and all governmental regulatory agencies whose consents are necessary, holders of notes, company affiliates, and corporate consents.

          (b) Seller’s Liabilities. Seller represents that it does not have any liability or obligation (direct or indirect, contingent or absolute, known or unknown, mature or unmatured of any nature whatsoever, whether arising out of contract, tort, statute or other (“Liabilities”), except: (i) as specifically disclosed in a Schedule hereto to be provided to the Seller on or before the date hereof, which is incorporated herein by reference; (ii) liabilities incurred in the ordinary course of business which will not individually or in the aggregate be materially adverse to, or result in a material increase in the current or long term liabilities or obligations of Seller . To the best knowledge of the Seller, upon due inquiry, there is no basis for assertion against Seller of any liabilities.

          (C) Compliance with Laws. Seller has complied with and is not in default under any applicable law, ordinance regulation or order, the violation of which would materially and adversely affect the Assets. There is no litigation proceeding or investigation pending or known to be threatened which might materially and adversely effect the Assets.

          (d) Taxes. Seller has duly filed all federal, state, local, and foreign tax returns, if any, necessary to be filed by it and has duly paid all taxes (including any interest or penalties) which are or will be due or payable with respect to taxes. There are no known or proposed penalty, interest or deficiency assessments with respect to taxes that require payment by, relate to or could adversely affect the purchased Assets.

          (e) Completeness of Statements. No representation or warranty in this Agreement and no statement set forth in any schedule attached hereto contains any untrue statement of any material fact, or omits to state any material fact necessary to make the statements contained therein not misleading.

          (f) Operation in the Ordinary Course. During the period of Seller’s ownership up and to and including the date hereof: (i) there has been no damage destruction or loss or any event materially adversely affecting the Assets, and (ii) there has been no sale or other disposition of the Assets except as disclosed herein.

          11. Representation and Warranties of the Buyer. Buyer represents and warrants to Seller that Buyer is a corporation duly organized, validly existing and in good standing under the laws of Wyoming, and this agreement has been duly authorized by the Board of Directions of Buyer and constitutes the valid binding and enforceable obligation of the Buyer .

          12. Notice of Default. In the event of default by either party, the non-defaulting party shall provide written notice of default to the defaulting party. Such notice of default shall provide ninety (90) days for the defaulting party to cure the default.

          13. Commissions and Finder’s Fees. Buyer and the Seller each hereby represent and warrant that neither of them have retained or used the services of any individual, firm or corporation in such manner as to entitle such individual, firm or corporation to any compensation for broker’s or finder’s fees with respect to the transactions contemplated hereby for which the other may be liable.

          14. Governing Law. By executing this Agreement, the parties agree that this Agreement shall be governed by and construed in accordance with the laws of the sate of Wyoming. It is the intention of the parties that this Agreement and any dispute arising out of this agreement be governed and construed, by any Court or judicial body, under the laws of Wyoming. Furthermore the parties recognize and declare that Wyoming has the most significant relationship to this Agreement and any dispute that may arise from it and that any other claimed venue or claimed jurisdiction has no legitimate interest in this Agreement or any dispute arising from.

          15. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective successors of Seller and Buyer and their assigns. Buyer may freely assign its rights under this Agreement without the consent of Seller.

          16. Entire Agreement. This Agreement sets forth the entire Agreement and understanding of Seller and the Buyer with respect to the subject matter hereof and supersedes all prior contemporaneous written or oral agreements, understandings or representations which are not specifically contained herein. Both parties participated in the drafting of this Agreement and therefore consent that the terms of this Agreement shall not be construed for or against either party. This Agreement may be amended or modified only by a written instrument signed by Seller and the Buyer.

          17. Disputes. The parties agree to attempt to resolve any claim or dispute arising out of or relating to this Agreement by mediation and good faith reasonable negotiation prior to resorting to litigation or other judicial process. In the event this Agreement is placed in the hands of an attorney for enforcement, the prevailing party shall be entitled to recover court costs and their reasonable attorney fees.

          18. Publicity. Prior to the Closing Date, no notices to third parties (including press releases) or to any employees, suppliers or customers of Buyer or Seller (other than key management and other persons whose knowledge is required), shall be made by any party hereto unless mutually agreed to, planned and coordinated jointly among the parties hereto.

          19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.

          20. No Third Party Beneficiaries. The terms and provisions contained in this Agreement (including the documents and the instruments referred to herein) are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder except for assignees of Buyer.

          21. Further Assurances. From and after the date of execution, upon the request of any party, the other party shall do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably required or appropriate to carry out the transactions contemplated by this Agreement.

          22. Amendment. This Agreement maybe amended, or any provision of this Agreement may be waived, provided that any such amendment or waiver is set forth in a writing executed by Seller and Buyer or their assigns or respective successors in interest. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

          23. Waiver. No waiver by either party of any breach of a provision of this Agreement shall be a waiver of any subsequent breach, whether of the same or a different provision of this Agreement.

          IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the date first above written.

BUYER :	SELLER’S :
Lux Digital Pictures Inc	RTV Media Corp.
By
Mr. Ingo Jucht	Mr. Michael Nelson
CEO	Managing Director